As filed with the Securities and Exchange Commission on January 28, 2011

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Alliance Bancorp, Inc. of Pennsylvania
(exact name of registrant as specified in its charter)

Pennsylvania	90-0606221
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

541 Lawrence Avenue Broomall, Pennsylvania 19008 (610) 353-2900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alliance Bank Profit Sharing/401(k) Plan
(Full Title of the Plan)

Copies to:
Dennis D. Cirucci		Raymond A. Tiernan, Esq.
President and Chief Executive Officer		Kenneth B. Tabach, Esq.
Alliance Bancorp, Inc. of Pennsylvania		Elias, Matz, Tiernan & Herrick L.L.P.
541 Lawrence Avenue		734 15th Street, NW, 11th Floor
Broomall, Pennsylvania 19008		Washington, DC 20005
(610) 353-2900		(202) 347-0300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.
Large accelerated filer ☐			Accelerated filer ☐
Non- accelerated filer ☐ (Do not check if a smaller reporting company)			Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock $.01 par value	10,000 shares (3)	$10.65(4)	$106,500	$13.00
Participation Interests	--(5)

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Alliance Bank Profit Sharing/401(k) Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Alliance Bancorp, Inc. of Pennsylvania (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).

(2)		Estimated solely for the purpose of calculating the registration fee.
(3)		Represents an estimate of such presently undeterminable number of shares of Common Stock as may be purchased with employee contributions pursuant to the Plan.
(4)		The average of the high and low price of the Common Stock as reported on January 24, 2011 in accordance with 17 C.F.R. §230.457(c).
(5)
Pursuant to 17 C.F.R. §230.416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan. No separate fee is required for the participation interests.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462.

Alliance Bancorp, Inc. of Pennsylvania

PART I   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    Items 1 & 2.  The documents containing the information for the Alliance Bank Profit Sharing/401(k) Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.  Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed or to be filed by Alliance Bancorp, Inc. of Pennsylvania (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a)
The Registrant’s Prospectus filed pursuant to Rule 424(b)(3) which includes the audited consolidated financial statements of the Corporation and its subsidiaries as of December 31, 2009 and 2008 and for each of the years in the two-year period ended December 31, 2009, filed with the SEC on November 19, 2010 (File No. 333-169363).

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed with the SEC on December 9, 2010 (File No. 333-169363).

(c)
The description of the Common Stock contained in Registrant’s Form 8-K, as filed with the SEC pursuant to Rule 12g-3(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) for the registration of the Common Stock under the Exchange Act on January 18, 2011 (File No. 000-54246).

(d)
All the documents filed by the Registrant and the Plan, where applicable, pursuant to Sections 13(a) or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(b) of the Exchange Act.  Accordingly, a description of the Common Stock is not required herein.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers and Plan Administrator

Article VI of the Registrant's Bylaws provides as follows:

6.1           Indemnification in Third Party Actions.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or representative of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such threatened, pending or completed action, suit or proceeding.

6.2           Indemnification in Derivative Actions.  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or representative of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such threatened, pending or completed action or suit.

6.3           Procedure for Effecting Indemnification.  Indemnification under Sections 6.1 or 6.2 shall be automatic and shall not require any determination that indemnification is proper, except that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the court in which the action was brought or by any other appropriate court to have constituted willful misconduct or recklessness.

6.4           Advancing Expenses.  Expenses incurred by a person who may be indemnified under Section 6.1 or 6.2 shall be paid by the Corporation in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

6.5           Indemnification of Employees, Agents and Other Representatives.  The Corporation may, at the discretion and the extent determined by the Board of Directors of the Corporation, (i) indemnify any person who neither is nor was a director or officer of the Corporation but who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (and whether brought by or in the right of the Corporation), by reason of the fact that the person is or was an employee, agent or other representative of the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such threatened, pending or completed action, suit or proceeding and (ii) pay such expenses in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking of the kind described in Section 6.4.

6.6           Other Rights.  The indemnification and advancement of expenses provided by or pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

6.7           Insurance.  The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person=s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

6.8           Security Fund; Indemnity Agreements.  By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article VI.

6.9            Modification.  The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI, and no amendment or termination of any trust fund or other fund created pursuant to Section 6.8 hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

6.10           Proceedings Initiated by Indemnified Persons.  Notwithstanding any other provision in this Article VI, the Corporation shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

6.11           Savings Clause.  If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys= fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by law.  Any repeal or modification of this Article VI by the Board of Directors or the shareholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

Alliance Bancorp, Inc. of Pennsylvania maintains directors’ and officers’ liability insurance policies providing for the insurance on behalf of any person who is or was a director or officer of Alliance Bancorp, Inc. of Pennsylvania and subsidiary companies against any liability incurred by him or her in any such capacity or arising out of his or her status as such.  The policy contains various reporting requirements and exclusions.

The Federal Deposit Insurance Act (the “FDI Act”) provides that the FDIC may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person.  FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees from any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 7.  Exemption from Registration Claimed

None.

Item 8.  Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

No.	Description
4.0	Form of Stock Certificate of Alliance Bancorp, Inc. of Pennsylvania (1)
23.0	Consent of ParenteBeard LLC
24.0	Power of Attorney (contained on the signature pages).
_____________
(1)	Incorporated by reference to Exhibit 4.0 in the Registrant’s Registration Statement on Form S-1 (file No. 333-169363) filed with the SEC on September 14, 2010.

Item 9.  Undertakings

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information or prospectus required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act that are incorporated by reference into this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

The registrant has submitted or will submit the Plan and amendments thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES

The Registrant.       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Broomall, Commonwealth of Pennsylvania on January 27, 2011.

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

By:	/s/ Dennis D. Cirucci
Dennis D. Cirucci President and Chief Executive Officer (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.   Each person whose signature appears below hereby makes, constitutes and appoints Dennis D. Cirucci and  Peter J. Meier, signing singly, his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

Name	Title	Date

/s/ Dennis D. Cirucci	President and Chief Executive Officer (principal	January 27, 2011
Dennis D. Cirucci	executive officer)

/s/ Peter J. Meier	Director, Executive Vice President and Chief Financial	January 27, 2011
Peter J. Meier	Officer (principal financial and accounting officer)

/s/ William E. Hecht	Chairman of the Board	January 27, 2011
William E. Hecht

/s/ J. William Cotter, Jr.	Director	January 27, 2011
J. William Cotter, Jr.

/s/ John A. Raggi	Director
John A. Raggi		January 27, 2011

/s/ Philip K. Stonier	Director	January 27, 2011
Philip K. Stonier

/s/ G. Bradley Rainer	Director	January 27, 2011
G. Bradley Rainer

/s/ R. Cheston Woolard	Director	January 27, 2011
R. Cheston Woolard

/s/ Timothy E. Flatley	Director	January 27, 2011
Timothy E. Flatley

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Alliance Bank Profit Sharing/401(k) Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Broomall, Commonwealth of Pennsylvania on January 27, 2011.

ALLIANCE BANK PROFIT SHARING/401(K) PLAN
/s/ Joseph M. Vetter
By:	Joseph M. Vetter, on behalf of
Alliance Bank as administrator of the Plan

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.0	Form of Stock Certificate of Alliance Bancorp, Inc. of Pennsylvania	Incorporated by reference.

23.0	Consent of ParenteBeard LLC	Filed herewith.

24.0	Power of Attorney	Located on the signature page.